EXHIBIT 20.1



                                  PRESS RELEASE



                 MARKETING SERVICES GROUP COMPLETES $15 MILLION
                                PRIVATE FINANCING



NEW YORK--December 26, 1997--Marketing Services Group, Inc. (Nasdaq:MSGI) Friday announced the closing of a $15 million private financing with a Fortune 50 company.

Details will be made available the week of January 5.

MSGI (formerly known as All-Comm Media) provides database marketing, custom telemarketing and telefundraising services, online consulting and Web design to more than 800 commercial and not-for-profit clients in the United States and Canada. The company operates through its wholly-owned subsidiaries, SD&A, Metro Direct and Pegasus Internet.

Matters discussed in this release include forward looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ are stated in the company's reports to the Securities and Exchange Commission including its 10-Q for the period ended September 30, 1997 and its annual report on Form 10-K for the year ended June 30, 1997.

Happy New Year!